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                                                                    EXHIBIT 5.1
[Draft--5/26/00]

                                 [Letterhead of]

                             CRAVATH, SWAINE & MOORE
                                [New York Office]




                                                                 June [  ], 2000


                                 WRC MEDIA INC.
                            WEEKLY READER CORPORATION
                           COMPASSLEARNING CORPORATION
                   12 3/4% SENIOR SUBORDINATED NOTES DUE 2009
                                       AND
                                 WRC MEDIA INC.
                       15% SENIOR PREFERRED STOCK DUE 2011
                         FORM S-4 REGISTRATION STATEMENT




Ladies and Gentlemen:

            We have acted as counsel for WRC Media Inc., a Delaware corporation, Weekly Reader Corporation, a Delaware corporation, and CompassLearning Corporation, a Delaware corporation (collectively the "Issuers"), in connection with the filing by the Issuers with the Securities and Exchange Commission (the "Commission") of a registration statement on Form S-4 (the "Registration Statement") under the Securities Act of 1933 (the "Act"), relating to the proposed issuance, in exchange (the "Exchange Offer") for up to $152,000,000 aggregate principal amount of the Issuers' 12 3/4% Senior Subordinated Notes due 2009 (the "Old Notes") and up to $75,000,000 aggregate principal amount of WRC Media Inc.'s 15% Senior Preferred Stock due 2011, par value $0.01 per share (the "Old Senior Preferred Stock"), of a like principal amount of the Issuers'
12 3/4% Senior Subordinated Notes due 2009 (the "New Notes"), in the case of the Old Notes, and 15% Series B Senior Preferred Stock due 2011 (the "New Senior Preferred Stock"), in the case of the Old Senior

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                                                                               2


Preferred Stock. The New Notes are to be issued pursuant to the Indenture dated as of November 17, 1999 (the "Indenture"), among the Issuers, the subsidiaries of the Issuers listed on Schedule I (the "Note Guarantors") and Bankers Trust Company, as trustee (the "Trustee"). The New Senior Preferred Stock is to be issued pursuant to the Amended Certificate of Designations which was filed with the Secretary of State of the State of Delaware on June [ ], 2000 (the "Amended Certificate of Designations"). Capitalized terms used herein and not otherwise defined shall have the meaning ascribed thereto in the Indenture or the Amended Certificate of Designations, as applicable.

            In that connection, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records and other instruments as we have deemed necessary or appropriate for purposes of this opinion, including the Indenture and the Amended Certificate of Designations.

            Based on the foregoing, we are of opinion as follows:

            1. The New Senior Preferred Stock has been duly and validly authorized by WRC Media Inc. and, when issued and delivered in exchange for the Old Senior Preferred Stock pursuant to the Shareholders Agreement, will be validly issued, fully paid and non-assessable.

            2. The Indenture has been duly authorized, executed and delivered by the Issuers and the Note Guarantors, and assuming due authorization, execution and delivery of the Indenture by the Trustee, constitutes a valid and binding obligation of the Issuers and the Note Guarantors, enforceable against the Issuers and the Note Guarantors in accordance with its terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law).

            3. The New Notes and the new guarantees thereof to be issued by the Note Guarantors have been duly authorized and, when the New Notes are executed and authenticated in accordance with the provisions of the

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Indenture and delivered in exchange for the Old Notes pursuant to the Exchange
Offer, the New Notes and the Note Guarantees will constitute valid and binding obligations of the Issuers and the Note Guarantors entitled to the benefits of the Indenture and enforceable against the Issuers and the Note Guarantors in accordance with their terms (subject to applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other similar laws affecting creditors' rights generally from time to time in effect and to general principles of equity, including concepts of materiality, reasonableness, good faith and fair dealing, regardless of whether such enforceability is considered in a proceeding in equity or at law); in expressing the opinion set forth in this paragraph 2, we have assumed that the form of the New Notes will conform to that included in the Indenture.

            We hereby consent to the filing of this opinion with the Commission as exhibit 5.1 to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

            We are admitted to practice in the State of New York and we express no opinion as to any matters governed by any law other than the law of the State of New York, the General Corporation Law of the State of Delaware and the Federal law of the United States of America.

            In rendering this opinion, we have, with your approval, relied upon the opinions dated June [ ], 2000, of Leonard, Street and Deinard Professional Association and Foley & Lardner, copies of which have been delivered to you, as to all matters of law covered therein relating to the laws of the States of Minnesota and Wisconsin, respectively, and we do not express any opinion with respect to such laws.

                                    Very truly yours,

                                    /s/ Cravath, Swaine & Moore



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WRC Media Inc.
      One Rockefeller Plaza, 32nd Floor
            New York, NY 10020

Weekly Reader Corporation
      One Rockefeller Plaza, 32nd Floor
            New York, NY 10020

Compass Learning Corporation
      One Rockefeller Plaza, 32nd Floor
      New York, NY 10020


486A


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                                                                      SCHEDULE I
                                 NOTE GUARANTORS


World Almanac Education Group, Inc.

Funk & Wagnalls Yearbook Corp.

Lifetime Learning Systems, Inc.

Gareth Stevens, Inc.

American Guidance Service, Inc.

AGS International Sales, Inc.